Exhibit 10.3

SELLERS OMNIBUS AGREEMENT

Regarding Indeck Maine Energy, LLC

This Sellers Omnibus Agreement (this “Agreement”) is dated as of August 19, 2008 by and among Ridgewood Maine, L.L.C., a limited liability company formed under the laws of Delaware (“RM”), Indeck Energy Services, Inc., a corporation formed under the laws of Illinois (“IES”) and, solely as to Sections 2(e), 6, 9(b) and 13, Ridgewood Renewable Power LLC, a Delaware limited liability company (the “Managing Shareholder”). Terms used herein but not otherwise defined shall have the respective meaning ascribed to them in the IME Operating Agreement (as defined below).

RECITALS

WHEREAS, RM and IES are all of the members of Indeck Maine Energy, L.L.C., a limited liability company formed under the laws of Illinois (“IME”); and

WHEREAS, the Amended and Restated Operating Agreement of Indeck Maine Energy, L.L.C. made as of June 11, 1997 (the “IME Operating Agreement”), sets forth the rights and responsibilities of the members of IME (in such context, each an “IME Member” and collectively, the “IME Members”) with respect to IME and their respective membership interests therein (collectively, the “IME Membership Interests”); and

WHEREAS, the Managing Shareholder is the managing shareholder of certain business trusts formed under the laws of Delaware (the “Trusts”), some of which are the members and owners of RM; and

WHEREAS, RM, IES and the Managing Shareholder are all of the parties to that certain Agreement dated as of November 20, 2007 (the “Original Agreement”), which the parties hereto desire to amend as set forth herein; and

WHEREAS, the Managing Shareholder has negotiated a sale of the IME Membership Interests owned by RM and IES, to an unaffiliated third party (the “Proposed Transaction”);

WHEREAS, RM has loaned funds to IME in the aggregate principal amount of $8,150,000 plus accrued interest thereon pursuant to a series of promissory notes issued from time to time by IME and currently held by RM (the “RM Promissory Notes”) and IES and its predecessors have loaned funds to IME in the aggregate principal amount of $8,150,000 plus accrued interest thereon pursuant to a series of promissory notes issued from time to time by IME and currently held by IES (the “IES Promissory Notes” and together with the RM Promissory Notes, the “Promissory Notes”), which Promissory Notes are listed on Schedule 1 hereto; and

WHEREAS, RM and IES wish to set forth certain agreements between them regarding the Proposed Transaction and other related corporate matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to become legally bound, agree as follows:

1.  Amendment of Original Agreement and IME Operating Agreement.

(a) This Agreement supercedes the Original Agreement, which is amended and restated in its entirety by this Agreement and which Original Agreement is of no further force or effect.

(b) This Agreement constitutes an amendment of the IME Operating Agreement in accordance with Section 13.2 thereof to the extent that the terms and provisions hereof modify any terms and provisions of the IME Operating Agreement as in existence prior to the execution and delivery hereof.

2.  Creation of Senior Preferred Membership Units; Contribution of Promissory Notes.

(a) The parties agree that IME shall hereby authorize a new class of membership interests in IME called “Senior Preferred Membership Interests,” which shall be denominated in units and issued by the Managing Shareholder in accordance with the provisions of this Agreement. The units of Senior Preferred Membership Interests (the “Senior Preferred Membership Units”) shall initially consist of 1,000 authorized units. The holders of Senior Preferred Membership Units shall be entitled to preferred allocations of distributions from IME as further described in Section 7 of this Agreement.

(b) Effective as of the date that is three days prior to the scheduled closing date of the Proposed Transaction (the “Contribution Date”), RM shall contribute the RM Promissory Notes to IME in exchange for the issuance to RM of 500 Senior Preferred Membership Units (the “RM Senior Preferred Units”), which Senior Preferred Membership Units shall have an aggregate fair market value equal to the aggregate amount of principal and accrued interest under the RM Promissory Notes as of the Contribution Date.

(c) Effective as of the Contribution Date, IES shall contribute the IES Promissory Notes to IME in exchange for the issuance to IES of 500 Senior Preferred Membership Units (the “IES Senior Preferred Units”), which Senior Preferred Membership Units shall have an aggregate fair market value equal to the aggregate amount of principal and accrued interest under the IES Promissory Notes as of the Contribution Date.

(d) The Senior Preferred Membership Units issued to each of RM and IES hereunder shall not be certificated, but shall be reflected in the records of IME.

(e) The Managing Shareholder shall provide RM and IES with notice of the occurrence of the Contribution Date at least two business days prior thereto. On the Contribution Date, RM shall deliver all of the RM Promissory Notes in its possession to IME, duly endorsed for transfer to IME, and shall provide an affidavit and indemnity, reasonably acceptable to the Managing Shareholder, with respect to any RM Promissory Notes no longer in RM’s possession. On the Contribution Date, IES shall deliver all of the IES Promissory Notes in its possession to IME, duly endorsed for transfer to IME, and shall provide an affidavit and indemnity, reasonably acceptable to the Managing Shareholder, with respect to any IES Promissory Notes no longer in IES’s possession. IME will cancel the Promissory Notes upon its receipt of the Promissory Notes or indemnity and affidavits with respect thereto, and issuance of the Senior Preferred Membership Units.

3.  IME Membership Interests.  Each of RM and IES represents and warrants to the other that, including the transactions contemplated in Section 2 hereto:

(a) such party is the record and beneficial owner and has good and valid title to the IME Membership Interests in its name as set forth on Schedule 2, free and clear of all Liens (as defined in the PSA or an Alternate Definitive Agreement) as of the date hereof and constitute all of such party’s direct and indirect right, title and interest in or to the Company; and

(b) to the best knowledge of such party, the information concerning the IME Membership Interests set forth in Schedule 2 hereto is true, complete and accurate, and reflects all of the equity interests and proprietary interests in the two biomass-fueled electricity generation projects located in the State of Maine owned by and operated by IME (the “Projects”) since the inception of the Projects.

4.  Representation with Respect to PSA or Alternative Definitive Agreement.  RM and IES agree that the Managing Shareholder is authorized to represent and act on behalf of RM and IES in connection with the preparation of the Purchase and Sale Agreement dated as of the date hereof (as amended from time to time in accordance with the terms hereof, the “PSA”) among RM, IES and Covanta Energy Corporation (“Covanta”) or of another definitive agreement reflecting a Superior Proposal (as defined in the PSA) (such other definitive agreement being referred to herein as the “Alternate Definitive Agreement”) to be executed by IES and RM (or entities directly or indirectly owned by the Trusts) as sellers (the “Sellers” and individually a “Seller”) and the buyer or buyers in such Superior Proposal; provided, that except as referenced herein, the Alternate Definitive Agreement will not contain terms that materially distinguish between RM as a Seller on the one hand and IES as a Seller on the other with respect to the sale of the IME Membership Interests except in the case of such terms that are more adverse to RM as compared to IES. The Managing Shareholder will provide IES with weekly updates on the status of the negotiation and preparation of the PSA or the Alternate Definitive Agreement and, upon the execution of the PSA or the Alternate Definitive Agreement, the preparation for the closing of the transaction contemplated therein.

5.  Approval of PSA or Alternate Definitive Agreement.

(a) IES approves the PSA in the form presented to it on the date hereof and is executing and delivering the PSA simultaneously with its execution of this Agreement. Once IES signs the PSA, any changes adverse to IES in the price and other material terms regarding the proposed sale of the IME Membership Interests by IES, as set forth in the PSA, shall be subject to the prior written consent of IES, and shall not be subsequently modified or amended in such manner without the specific prior written consent of IES. Without limiting the foregoing, the Managing Shareholder acknowledges that any such adverse changes to the price, the timing or type of payment, the conditions precedent to receiving payment, and the obligations of IES regarding the sale of its IME Membership Interests pursuant to the PSA are material and shall require IES’ specific prior written consent.

(b) In the event that the Proposed Transaction is not consummated pursuant to the PSA and the Managing Shareholder prepares an Alternate Definitive Agreement, at such time as the Alternate Definitive Agreement is in its final form, it shall be promptly delivered to IES for the purpose of review and execution by IES of the Alternate Definitive Agreement. Should IES fail to execute the Alternate Definitive Agreement within 5 business days after such receipt of the proposed Alternate Definitive Agreement, IES shall not participate in the Proposed Transaction. Once IES signs the Alternate Definitive Agreement, any changes adverse to IES in the price and other material terms regarding the proposed sale of the IME Membership Interests by IES, as set forth in the Alternate Definitive Agreement, shall be subject to the prior written consent of IES, and shall not be subsequently modified or amended in such manner without the specific prior written consent of IES. Without limiting the foregoing, the Managing Shareholder acknowledges that any such adverse changes to the price, the timing or type of payment, the conditions precedent to receiving payment, and the obligations of IES regarding the sale of its IME Membership Interests pursuant to the Alternate Definitive Agreement are material and shall require IES’ specific prior written consent.

6. Participation by RM.  IES hereby acknowledges the right and authority of the Managing Shareholder to cause RM to be included in the Proposed Transaction without regard to the participation (or lack thereof) of IES in the Proposed Transaction. For the avoidance of doubt, should IES fail to execute the Alternate Definitive Agreement pursuant to Section 5 or fail for any other reason to participate in the Proposed Transaction, IES acknowledges that the Managing Shareholder may include the IME Membership Interests owned by RM in the Proposed Transaction thereby transferring the IME Membership Interests owned by RM to Covanta, a subsidiary of Covanta or any other buyer or buyers without further obligation or liability to IES or need for approval from IME, and IES consents to the admission of Covanta, a subsidiary of Covanta or such other buyer or buyers as members of IME in such event. The Managing Shareholder and RM shall have no liability to IES respecting IES’ determination whether to participate in the Proposed Transaction and IES acknowledges that it is conducting and has conducted its own due diligence with respect to the sale of its IME Membership Interests and is not relying on RM or the Managing Shareholder.

7. Allocation of Proceeds.  In the event the transaction set forth in the PSA or an Alternate Definitive Agreement closes and IES participates therein by selling its IME Membership Interests, and notwithstanding anything in the IME Operating Agreement to the contrary, the proceeds of the transaction attributable to the sale of the IME Membership Interests shall be allocated between RM and IES and paid or utilized as set forth in this Section 7. The parties intend such proceeds shall be disbursed promptly at the closing of such sale (the date of such disbursement being the “Disbursement Date”), except to the extent an Alternate Definitive Agreement provides for holdbacks, escrows or the like of a portion of the sale proceeds (the “Holdback”). Unless an Alternate Definitive Agreement expressly provides otherwise, the portion of the Holdback attributable to the sale of the IME Membership Interests shall be not more than the product of (i) a fraction, in which the numerator is the gross proceeds receivable from the sale of IME Membership Interests pursuant to such Alternate Definitive Agreement, and the denominator is the aggregate gross proceeds receivable from the sale of all the assets sold pursuant to such Alternate Definitive Agreement (excluding the effect of any Holdbacks in each case), multiplied by (ii) the aggregate Holdback required under such Alternate Definitive Agreement. Sale proceeds subject to any Holdback which are allocated to the sale of the IME Membership Interests shall be distributed when and as provided in such Alternate Definitive Agreement. The proceeds of the transaction and any Holdback attributable to the sale of the IME Membership Interests shall be allocated among RM and IES and paid as follows:

FIRST, to the payment of Transaction Costs (as defined below) attributable to the sale of the IME Membership Interests, allocated fifty-five percent (55%) from the proceeds otherwise to be received by RM and forty-five percent (45%) from the proceeds otherwise to be received by IES;

SECOND, to RM and IES as the holders of the Senior Preferred Membership Units pro rata up to the fair market value of such units as of the Contribution Date as determined in accordance with Section 2 hereof;

THIRD, all remaining proceeds will be paid fifty-five percent (55%) to RM and forty-five percent (45%) to IES.

8. Transaction Costs.  For purposes of this Agreement, the term “Transaction Costs” shall mean the sum of (a) the portion of the total investment banking fees and expenses payable to Ewing Bemiss & Co. arising from a sale pursuant to the PSA or an Alternate Definitive Agreement attributable to the sale of the IME Membership Interests which shall be deemed equal to the product of (i) a fraction in which the numerator is the gross proceeds receivable from the sale of IME Membership Interests in the Proposed Transaction and the denominator is the aggregate gross proceeds receivable from the sale of all the assets sold in the Proposed Transaction (including any Holdbacks in each case), multiplied by (ii) the aggregate Ewing Bemiss & Co. costs, fees and expenses paid plus (b) an amount equal to 1.5% of the gross proceeds receivable from the sale of the IME Membership Interests in the Proposed Transaction. The Managing Shareholder will cause to be disbursed from the gross proceeds paid by Covanta, a subsidiary of Covanta or another buyer or buyers of the IME Membership Interests, the amounts due to Ewing Bemiss & Co. as described in this Section 8 part (a), as allocated in Section 7 above. The Managing Shareholder will also disburse from the gross proceeds paid by Covanta, a subsidiary of Covanta or another buyer or buyers of the IME Membership Interests, the amounts described in this Section 8 part (b), as allocated in Section 7 above, to third parties in satisfaction of transaction cost incurred in furtherance of the Proposed Transaction.

9. Cross-Indemnification.

(a) IES hereby agrees to indemnify, defend and save harmless RM, its members, managers, employees, officers, directors, representatives, successors and assigns (collectively “RM Indemnitees”) from and against any and all Losses (as defined in the PSA) incurred by RM following the Closing (as defined in the PSA) accruing, resulting or arising in connection with any breach by IES of Section 4.2 of the PSA except to the extent that such Losses result directly from the gross negligence or willful misconduct of the RM Indemnitees.

(b) RM and the Managing Shareholder hereby jointly and severally agree to indemnify, defend and save harmless IES, its members, managers, employees, officers, directors, representatives, successors and assigns (collectively “IES Indemnitees”) from and against any and all Losses (as defined in the PSA) incurred by IES following the Closing (as defined in the PSA) accruing, resulting or arising in connection with any breach by RM of Section 4.2 of the PSA except to the extent that such Losses result directly from the gross negligence or willful misconduct of the IES Indemnitees.

(c) If this Agreement or any portion hereof is invalidated on any ground by any court of competent jurisdiction, the parties shall nevertheless indemnify each other to the extent permitted by any applicable portion of this Agreement that has not been invalidated by any other applicable law.

(d) The provisions of this Agreement shall survive for same period of time during which the buyer or a buyer related party may make an indemnification claim against IME pursuant to the PSA or Alternate Definitive Agreement.

10. Consent and Waiver.  To the extent required by the IME Operating Agreement, each of RM and IES consents to the sale of the IME Membership Interests of the other pursuant to the PSA or an Alternate

Definitive Agreement and waives any rights it may have to acquire such IME Membership Interest in connection with such sale or otherwise restrict the transfer thereof.

11. Termination.  Either party hereto may terminate this Agreement by one (1) day’s prior written notice to the other party hereto (with a copy to the Managing Shareholder) if the Proposed Transaction has not occurred by March 31, 2009; provided, however, that once the PSA or an Alternate Definitive Agreement is executed by the parties hereto and so long as the PSA or an Alternate Definitive Agreement continues to be in effect, this Agreement may not be terminated.

12. Entire Agreement.  Subject to the applicable provisions of the IME Operating Agreement, this Agreement constitutes the entire agreement among the parties with respect to its subject.

13. Agreements for Costs.  The Managing Shareholder represents that it has not entered into (i) any agreement that obligates IME to pay any cost, debt or liability in contravention of the IME Operating Agreement or (ii) any agreement other than the PSA or an Alternate Definitive Agreement and any “Ancillary Agreements” described therein with Covanta or any buyer in a Superior Proposal that reduces the purchase price to be paid for the IME Membership Interests in order to pay the costs, debts or liabilities of any entity other than IME and undertakes that it will not enter into any such agreements.

14. Miscellaneous.  This Agreement shall be governed and construed in accordance with the laws of the State of New York. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party shall execute such documents and give such assurances as shall be reasonably necessary to perform its obligations hereunder. Notices hereunder shall be given as provided in the IME Operating Agreement. This Agreement may be amended only by an instrument in writing duly executed by the parties hereto. Neither this Agreement, nor any portion, right nor obligation hereunder, may be assigned by either party, but this Agreement shall be binding on any successor in ownership to any of the IME Membership Interests prior to the closing of the PSA or an Alternate Definitive Agreement so long as this Agreement is in effect. IES agrees to cooperate with RM and the Managing Shareholder in connection with the negotiation, execution and closing of the Proposed Transaction, shall not unreasonably withhold or delay its execution and delivery of the PSA or an Alternate Definitive Agreement, agrees to execute and deliver the PSA or an Alternate Definitive Agreement if it complies with the terms of this Agreement and to execute and deliver any other document reasonably necessary or appropriate to consummate the Proposed Transaction. During the term of this Agreement, each of RM and IES agrees not to sell, transfer, pledge or otherwise dispose of any IME Membership Interests or Promissory Notes owned by it, except pursuant to this Agreement and the PSA or an Alternate Definitive Agreement. In the event of a conflict between this Agreement and the PSA or an Alternate Definitive Agreement, this Agreement shall govern.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement the date first written above.

RIDGEWOOD MAINE, L.L.C.

By:	Ridgewood Penobscot Management Corporation, Manager

By:	/s/ Randall D. Holmes
Name:     Randall D. Holmes

Title:	President

INDECK ENERGY SERVICES, INC.

By:	/s/ Joseph M. Oskorep
Name:     Joseph M. Oskorep

Title:	Vice President & Controller

RIDGEWOOD RENEWABLE POWER, LLC,
solely as to Sections 2(e), 6, 9(b) and 13

By:	/s/ Douglas R. Wilson
Name:     Douglas R. Wilson

Title:	Senior Vice President